Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	At Dresner Corporate Services
Robert L. Johnson, Chairman & CEO Curt Kollar, CFO	Steve Carr 312-780-7211
706-645-1391	scarr@dresnerco.com
bjohnson@charterbank.net or ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES THIRD QUARTER FISCAL 2011
EARNINGS OF $1.5 MILLION

•      Net Income $1.5 million for the Quarter
•      Lower credit costs
•      Credit metrics improved
•      Bank core capital ratio 13.16 percent

WEST POINT, Georgia, July 27, 2011—Charter Financial Corporation (NASDAQ: CHFN) today reported net income of $1.5 million, or $0.09 per basic and diluted share, for the quarter ended June 30, 2011, compared with $1.2 million, or $0.07 per basic and $0.06 per diluted share, for the quarter ended June 30, 2010. The primary reason for higher net income in the current year was lower credit costs, as reflected by the $1.0 million decrease in the provision for loan losses for the 2011 period, partially offset by a $536,000 decrease in noninterest income. Fiscal 2011 earnings to date total $2.1 million, or $0.11 per basic and diluted share, compared to $5.1 million, or $0.28 per basic and diluted share, for the prior-year period.  The decrease in earnings for the nine-month period in 2011 was primarily due to a $9.3 million purchase gain in 2010 on the assets and liabilities of McIntosh Commercial Bank acquired from the FDIC on March 26, 2010.

The Company’s total assets were $955.8 million at June 30, 2011, down from $1.2 billion at September 30, 2010, and $1.1 billion at June 30, 2010. Total loans outstanding were $554.4 million at June 30, 2011, of which $120.1 million, or 21.7 percent, were covered by FDIC loss sharing. Total loans outstanding at September 30, 2010 and June 30, 2010 were $599.4 million and $630.6 million, respectively.

Total deposits were $695.8 million at June 30, 2011, compared with $823.1 million at September 30, 2010. During the nine months ended June 30, 2011, non-time deposits increased from $313.2 million to $319.4 million. Borrowings declined to $110.0 million at June 30, 2011, from $212.0 million at September 30, 2010, due to the Company’s continued focus on lowering its use of wholesale funding.

Net interest income remained the same at $8.2 million for the quarter ended June 30, 2011, and the quarter ended June 30, 2010.  Total interest income decreased to $11.4 million for the quarter ended June 30, 2011, compared to $14.4 million for the same quarter last year. Interest expense was lower at $3.2 million for the quarter ended June 30, 2011, compared with $6.2 million for the same quarter of 2010.

The net interest margin increased to 4.06 percent for the quarter ended June 30, 2011, compared with 3.50 percent for the same quarter of 2010. The increased net interest margin offset the lower level of earning assets resulting in approximately the same level of net interest income.

Chairman and CEO Robert L. Johnson said, “Our FDIC-assisted acquisitions are on track. As of July 1, 2011, we have received $123.3 million from the FDIC in reimbursement for losses under the loss-sharing agreements and we will receive another $61.2 million based on estimated future loss-share claims. As expected, it is taking some time to work out the acquired assets and safely reinvest the proceeds. In the short term, we have been able to redeploy cash to reshape our funding mix which adds flexibility and lowers interest cost. We remain optimistic about our financial results and the continuing opportunities to build our retail franchise through acquisitions.”

Nonperforming assets not covered by loss sharing declined to $17.2 million at June 30, 2011, from $24.2 million at June 30, 2010, and $21.4 million at September 30, 2010. The Company had net charge-offs of $634,000 for the quarter ended June 30, 2011, compared to $3.2 million for the same quarter of 2010. The Company recorded a loan loss provision of $300,000 on non-covered loans for the quarter ended June 30, 2011, down from a $1.3 million loan loss provision for the same quarter in 2010. The allowance for loan losses was 2.12 percent of non-covered loans at June 30, 2011, compared with 2.0 percent of non-covered loans at June 30, 2010.

Noninterest expense remained the same at $8.0 million for the quarter ended June 30, 2011, and the quarter ended June 30, 2010.

Noninterest income totaled $2.5 million for the quarter ended June 30, 2011, compared with $3.0 million for the same quarter in 2010. Noninterest income for the current quarter was lower due to lower discount accretion on the Company’s FDIC indemnification asset which totaled $181,000 and $557,000 for the three months ending June 30, 2011 and 2010 respectively. Also fees on deposits were $1.4 million for the quarter ended June 2011, and $1.6 million for the quarter ended June 2010.  The quarter ended June 2011 included a gain on the sale of securities of $426,000 which was offset by a charge of $300,000 for other than temporary impairment of a non-agency collateralized mortgage security.

The Company had significantly higher total stockholders’ equity of $138.9 million at June 30, 2011, compared with $108.8 million at June 30, 2010. The higher stockholders’ equity was primarily due to an incremental stock offering completed in September 2010.

Mr. Johnson concluded, “We reported better profitability for the third quarter of fiscal 2011 because of lower credit costs and improving credit metrics. The continuation of these trends depends on both the general and local economies and real estate markets. Additionally, we are proud that CharterBank further strengthened its core regulatory capital to 13.16 percent of assets at June 30, 2011, from 10.21 percent of assets at September 30, 2010.”

“Our network of 14 branches serves an attractive geographic region in West Central Georgia and East Central Alabama, and our solid capital position places CharterBank in a unique position of strength versus many of its peers. With our strong capital and a solid operating base, we are well positioned to build an enviable community bank footprint with strong shareholder returns.”

About Charter Financial Corporation

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a growing full-service community bank. Charter Financial Corporation is in the mutual holding company structure. CharterBank is headquartered in West Point, Georgia, and operates branches in West Central Georgia and East Central Alabama. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements
This release contains “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties.  Consequently, no forward-looking statements can be guaranteed.  Except as required by law, the  Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Charter Financial Corporation
Selected Financial Data (unaudited)
In thousands except share and per share data:
	June 30,	September 30,	June 30,
	2011	2010***	2010
Total Assets	$955,842	$1,186,082	$1,139,955
Cash and Cash Equivalents	65,318	235,639	117,356
Loans Receivable, Net	554,449	599,370	630,571
Non-covered Loans Receivable, Net	434,310	451,231	463,725
Covered Loans Receivable, Net	120,139	148,139	166,846
Real Estate Owned	24,322	39,268	43,014
Non-covered Real Estate Owned	4,838	9,641	11,017
Covered Real Estate Owned	19,484	29,627	31,997
Mortgage Securities Available for Sale	135,292	133,080	156,251
Core Deposits*	319,360	313,170	308,402
Retail Deposits**	663,834	739,691	710,620
Total Deposits	695,818	823,134	811,058
Borrowings	110,000	212,000	212,175
Total Stockholders’ Equity	138,907	135,788	108,755

Book Value per Share	$7.65	$7.49	$5.90
Tangible Book Value per Share	7.37	7.20	5.61

Minority Shares Outstanding	6,694,232	6,675,775	2,571,925
Total Shares Outstanding – at Period End	18,152,156	18,133,699	18,429,849
Weighted Average Total Shares Outstanding – Basic	18,140,655	18,420,938	18,419,272
Weighted Average Total Shares Outstanding – Fully Diluted	18,187,929	18,473,624	18,474,696

*Core deposits include transaction accounts, money market accounts and savings accounts.

**Retail deposits include Core Deposits and certificates of deposits excluding brokered and wholesale certificates of deposits.

***Financial information as of September 30, 2010 has been derived from audited financial statements.

Selected Operating Data (in thousands except share and per share data):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Total Interest Income	$11,397	$14,354	$35,094	$36,628
Total Interest Expense	3,244	6,193	12,072	16,572
Net Interest Income	8,153	8,161	23,022	20,056

Provision for Loan Losses on non-covered loans	300	1,300	1,400	5,100

Provision for Loan Losses on covered loans	-	-	400	-

Net Interest Income after Provision for Loan Losses	7,853	6,861	21,222	14,956
Noninterest Income	2,449	2,985	7,573	14,139
Noninterest Expense	7,968	8,038	26,004	21,387
Income before Income Taxes	2,334	1,808	2,791	7,708
			.
Income Tax Expense	785	608	715	2,619
Net Income	1,549	1,200	2,076	5,089

Earnings per Share - Basic	$0.09	$0.07	$0.11	$0.28
Earnings per Share – Fully Diluted	0.09	0.06	0.11	0.28
Cash Dividends per Share**	0.05	0.10	0.15	0.35

Net Charge-offs – Legacy Loans	634	3,239	1,837	4,974
Deposit Fees	1,448	1,553	4,242	4,225
Gain on Sale of Loans	127	157	506	626

**First Charter, MHC has waived most of its portion of these dividends, resulting in payment primarily to the minority stockholders.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	Unaudited
Return on Equity	4.12%	4.38%	1.70%	6.50%
Return on Assets	0.63%	0.41%	0.26%	0.66%
Net Interest Margin	4.06%	3.50%	3.60%	3.07%
Bank Core Capital Ratio	13.16%	9.10%	13.16%	9.10%
Effective Tax Rate	33.64%	33.62%	25.62%	33.98%
Dividend Payout Ratio	31.30%	46.39%	70.03%	26.35%

Ratios of Assets Not Covered:

Loan Loss Reserve as a % of Total Loans	2.12%	2.00%	2.12%	2.00%

Loan Loss Reserve as a % of Nonperforming Loans	75.78%	71.54%	75.78%	71.54%

Nonperforming Assets as a % of Total Loans and REO	3.83%	5.00%	3.83%	5.00%

Nonperforming Assets as a % of Total Assets	1.98%	2.78%	1.98%	2.78%

Net Charge offs as a % of Average Loans	0.57%	2.70%	0.54%	1.24%

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